EXHIBIT 11





                    HEALTHSOUTH Corporation and Subsidiaries

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (In Thousands, Except for Per Share Data)


                                                        Three Months Ended
                                                              March 31,
                                                              ---------
                                                         1996            1995
                                                         ----            ----

PRIMARY:
Weighted average common shares outstanding             152,538        134,676
Net effect of dilutive stock options                    10,354          8,322
                                                        ------          -----

    Total Common and Common Equivalent Shares          162,892        142,998
                                                       =======        =======

Net income                                            $ 37,851       $ 32,922
                                                      ========       ========

Net income per common and common equivalent share     $   0.23       $   0.23
                                                      ========       ========


FULLY DILUTED:
Weighted average common shares outstanding             152,538        134,676
Net effect of dilutive stock options                    10,354          8,322
                                                        ------          -----
                                                       162,892        142,998
Assumed conversion of 5% Convertible Subordinated
     Debentures due 2001                                 6,113          6,113
                                                         -----          -----

    Total Common and Common Equivalent Shares,
    Fully Diluted                                      169,005        149,111
                                                       =======        =======

Net income                                           $  37,851      $  32,922

Elimination of interest and amortization on 5%
     Convertible Subordinated Debentures due 2001,
     less the related effect on the provision for
     income taxes                                         951             942
                                                          ---             ---

Net income, fully diluted                           $  38,802      $   33,864
                                                    =========      ==========


Net income per common and common equivalent share   $    0.23      $     0.23
                                                    =========      ==========